UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 3, 2021

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39184	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SWKH	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights	SWKH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01 Other Events.

On March 3, 2021, the Board of Directors (the “Board”) of SWK Holdings Corporation (the “Company”) determined J. Carlo Cannell and Cannell Capital LLC (together, “Cannell”) to be an “Exempt Person” (and not deemed to be an “Acquiring Person”) under the Company’s Rights Agreement dated April 8, 2016, between the Company and Computershare Trust Company, N.A., as rights agent (as amended by Amendment No. 1 on April 8, 2019, and by Amendment No. 2 on February 23, 2021, the “Rights Agreement”). This determination was a result of a determination by the Board that Cannell’s current beneficial ownership of shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), as disclosed on Schedule 13G filed by Cannell Capital LLC with the Securities and Exchange Commission on February 16, 2021 (the “Schedule 13G”), would not jeopardize or endanger the availability to the Company of its net operating loss carryforwards. This determination was and is specific to the manner of ownership of Common Stock disclosed on the Schedule 13G, and is contingent on Cannell, and any of its Affiliates or Associates (as defined in the Rights Agreement), not changing its manner of ownership or acquiring aggregate beneficial ownership of any shares of Common Stock in addition to those disclosed on the Schedule 13G. Stockholders and potential stockholders should not assume a similar determination would be made with respect to future acquisitions of Beneficial Ownership of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ WINSTON BLACK
Winston Black
Chief Executive Officer

Date: March 4, 2021